China Education Alliance Announces Second Quarter 2009 Financial Results

    HARBIN, China, Aug. 11 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE Amex: CEU) today announced strong financial results for the three and six months ended June 30, 2009. The Company will host a conference call Wednesday, August 12, 2009, at 10:00 a.m. EDT to discuss these results. Details on accessing the call and live webcast follow, below.

    "China Education had a very strong quarter as demand for our high-quality educational services and our English language and vocational training programs in China remains strong," said Xiqun Yu, Chief Executive Officer of China Education Alliance. "Our results validate the effectiveness of our business model and support our plans for expansion. We remain focused on marketing our online test-preparation materials, developing our language-training programs, and expanding our vocational and IT training efforts to drive growth for our businesses."

    Financial Highlights for the Three Months Ended June 30, 2009

    -- Total revenue increased $3.66 million or 82.1% year-over-year to $8.12 million.

    -- Net income increased $1.58 million or 95.4% year-over-year to $3.24 million, compared to net income of $1.66 million in the second quarter of fiscal 2008.

    -- EPS was $0.13 per fully diluted share, compared to EPS of $0.07 per fully diluted share in the second quarter of fiscal 2008.

    -- Operating income totalled $3.72 million, compared to an operating income of $1.77 million in the second quarter of 2008.

    -- Gross profit rose 75.0% to $6.51 million or 80.2% of sales, compared to 83.5% of sales or $3.72 million in the second quarter of 2008.

    Financial results for the three months ended June 30, 2009

    China Education Alliance reported revenue of $8.12 million for the second quarter ended June 30, 2009, an increase of 82.1% compared to the second quarter of 2008. The Company's online education business generated 67.4% of its total revenue in the second quarter of 2009 compared to 73.4% for the same prior-year period. Its training center business generated 24.7% of total revenue in the second quarter of 2009 compared to 13.6% for the same prior-year period; its advertising business segment generated the remaining 7.9% of total revenue in the second quarter of 2009, compared to 13.0% for the same prior-year period.

    Online Education revenue was $5.47 million for the second quarter of 2009, an increase of 67.2% compared to $3.27 million for the second quarter of 2008. During 2008 and 2009, the Company added several new programs for vocational studies and certification programs, which provided new revenue sources for its online education business.

    Training Center revenue in the second quarter of 2009 was $2.01 million, up 232.0% from $0.60 million in the second quarter last year.

    Advertising revenue was approximately $0.64 million for the second quarter of 2009, an increase of 10.0% from $0.58 million for the second quarter in the prior year.

    Net income for the second quarter of fiscal 2009 was $3.24 million, representing an increase of 95.4% over second quarter 2008 net income of $1.66 million.  The increase was largely the result of strong development in the Company's three business segments. Diluted earnings per share was $0.13, compared with $0.07 in the same period last year.

    Operating income in the second quarter of fiscal 2009 increased to $3.72 million, from $1.77 million in the same period a year ago. Operating margin was 45.8% in the second quarter of fiscal 2009.

    Overall cost of sales increased 117.7% to $1.61 million in the second quarter of fiscal 2009, compared to $0.74 million for the same period in fiscal 2008. Gross profit increased to $6.51 million in the second quarter of fiscal 2009, an increase of 75.0% from approximately $3.72 million for the same quarter in fiscal 2008. Gross margin for the second quarter of fiscal 2009 was 80.2%, as compared to a record 83.5% for the same quarter a year ago. The online education gross margin decreased to 81.1% in the second quarter of fiscal 2009 from 86.7% for the same period in fiscal 2008. The training center gross margin increased to 75.0% for the second quarter of fiscal 2009 from 57.9% for the same period last year.  Advertising gross margin decreased to 89.1% in the second quarter of fiscal 2009 from 91.8% for the same period in 2008.

    Selling expenses increased 34.7% to approximately $1.91 million for the second quarter of fiscal 2009, compared to approximately $1.42 million in the second quarter of 2008, due to increased expenses in building our marketing team and higher debit card agency expenses. General and administrative ("G&A") expenses were approximately $0.64 million for the second quarter of fiscal 2009, an increase from approximately $0.32 million in the second quarter of fiscal 2008, primarily due to an increase in salaries and decrease in travel and telephone expenses in the second quarter of fiscal 2009 compared to the prior year. As a percentage of revenue, G&A expenses increased to 7.9% in the second quarter of fiscal 2009, down from 7.1% in the same period of last year.

    Financial results for the six months ended June 30, 2009

    Revenue for the six months ended June 30, 2009 was $16.32 million, representing an increase of 91.4% compared to the same six-month period in 2008. Online education revenue was $10.30 million for the six months ended June 30, 2009, representing an increase of 74.0% from $5.92 million for the same six-month period in 2008. Training center revenue in the six months ended June 30, 2009, was $4.56 million, representing an increase of 186.8% from $1.59 million in the same six-month period last year. The increase was largely the result of strong development in the Company's three business segments.

    Advertising revenue was approximately $1.47 million for the six months ended June 30, 2009, representing an increase of 43.8% from $1.02 million for the same prior-year, six-month period.

    Net income for the six-months ended June 30, 2009 was $6.47 million, representing an increase of 81.1% over the same six-month period in 2008 net income of $3.57 million.  Diluted earnings per share for the six months ended June 30, 2009 was $0.26, compared with $0.14 in the same period of 2008.

    Financial Condition

    As of June 30, 2009, China Education Alliance had approximately $31.51 million in cash and cash equivalents, $32.62 million in working capital, and no long-term debt. Shareholders' equity was approximately $40.32 million, an increase from approximately $36.91 million on March 31, 2009. The Company generated $8.40 million in cash flow from operating activities in the second quarter of 2009.

    Business Outlook

    China Education believes the education industry in China will remain a fast-growth sector.  The Company has experienced rapid growth by providing online and onsite, supplemental educational training services to students aged 6 to 18 and vocational and language training services to adults aged 18 and over.

    For student's ages 6 to 18, CEU provides downloadable course material and test papers online and classroom instructions onsite.  All the online course material and test papers and onsite classroom instructions are provided by the famed instructors in P. R. China, with the purpose of helping the students pass the two most important exams during their academic life:  the high school and college entrance exams.

    For those age 18 and over CEU provides various vocational training including IT and other professional training programs. In addition, the English training program aims to help college graduates and other professionals improve their written and spoken English as needed to pursue an overseas education or an international business environment.

    China Education Alliance has three primary businesses:

    1. Exam-Oriented Primary and Secondary School Supplemental Education:  China Education Alliance provides famed instructors educational resources online for primary and secondary students to download through the Internet, and also offers onsite training by the same famed instructors as well.  Currently, the Company has expanded its business network from Heilongjiang province to Jilin, Liaoning and Inner Mongolia.  While the Company plans to penetrate into news areas it will continue to explore and increase online market shares in these four provinces.  The Company's online educational resources are provided through its website, http://www.edu-chn.com . This website is a comprehensive education network platform that utilizes video-on-demand technology and houses a large database that includes more than 350,000 exams and test papers and courseware for college, secondary and elementary schools.

    2. Vocational Training:  China Education operates various vocational training programs both through online services and onsite training at its main center in Beijing, as well as through its strategic partnerships with professional organizations, including the National Association of Vocation Education Society of China (NAVEC), whose focus is on vocation and certification training. The Company will focus on its Heilongjiang-based, self-run vocational education market, which includes IT training and other profession training programs, such as secretarial training and other professions with standard exam trainings. The vocational training area is expected to have further improvement in 2009.

    3. English Training:  The Company actively carries out high-end foreign language services, primarily focused on teaching English. At present, the Company has entered foreign language training contracts with a number of large enterprises and enterprise groups, including a recently announced strategic alliance with Peking University to develop their "Practical Oral English Training Project."  Since the embarking in the field of teaching foreign languages, China Education Alliance, as a leading provider of educational resources, has insisted on practical English education by hiring North American teachers, using original English materials, providing an English-only teaching environment and setting "practicalness" as its goal.

    In addition to these primary businesses, the Company's is also invested in the publishing and circulation of an educational newspaper, Scientific Discovery, which is enjoying a growing distribution, currently estimated at 60,000.
    "We continue to enjoy comprehensive growth in each of our business segments, primarily due to our strategic decision-making and partnerships that enhance our outreach efforts. We will continue to adhere to our goals for development. We are confident in the future growth and development of the Company," said Mr. Xiqun Yu.

    Conference Call and Webcast Details

    The Company will host a conference call to discuss its second quarter 2009 results at 10:00 a.m. Eastern Time on Wednesday, August 12, 2009. To participate in the call please dial (877) 407-0789, or (201) 689-8562 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties may also listen via a live Internet webcast, which can be found at the Company's website at http://www.chinaeducationalliance.com or alternately at http://viavid.net .

     A replay of the call will be available for two weeks from 1:00 p.m. August 12, 2009, EDT until 11:59 p.m. EDT on August 26, 2009. The number for the replay is (877) 660-6853, or (201) 612-7415 for international calls. The passcode for the replay is 330198, and the account number is 3055. You will need both the passcode and the account number to listen to the replay. In addition, a recording of the call will be available via the company's website at http://www.chinaeducationalliance.com for one year.

    About China Education Alliance, Inc.

    China Education Alliance, Inc. is a fast growing, leading China-based company offering high-quality education resources and services to students ages 6 to 18 and adults ages 18+ (University students and professionals). For students ages 6 to 18, China Education Alliance, Inc. offers supplemental online exam-oriented training materials and on-site exam-oriented training and tutoring services. The company is providing on-line downloadable famous teachers resources and on-site face-to-face instructions.  All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam orientated resources and on-site tutoring is to help Chinese students ages 6 to 18 to pass the two most important, and highly competitive exams in their educational career: senior high school entrance exam and college entrance exam. For graduates and professionals age 18+, China Education Alliance provides vocational training including IT and several professional training programs. In addition, the Company is providing comprehensive English programs that are taught by the North American instructors and to assist graduates and professionals in learning the English language, both written and conversational in order to better able them to work for a foreign corporation or work-study abroad.  For more information about China Education Alliance, please visit http://www.chinaeducationalliance.com .

    Safe Harbor Statement

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion in 2008 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, the adoption by consumers of its new game business, the unproven advertising model that is dependent on attracting a large game user base, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

                         -- Financial tables follow --

Item 1. Financial Statements (Unaudited)

China Education Alliance, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$31,508,995	$23,418,098
Advances to related parties	--	142,006
Accounts receivables	1,099,072	469,607
Prepaid expenses	2,157,767	3,437,506
Total current assets	34,765,834	27,467,217
Property and equipment, net	6,104,710	6,136,252
Intangibles and capitalized
software, net	592,412	864,089
Goodwill	431,825	--
Advance on acquisition	233,000	932,000
Long term investment	338,268	342,357
	$42,466,049	$35,741,915
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued
expenses	$1,048,033	$800,692
Deferred revenues	1,041,297	1,227,806
Advances from related parties	52,414	--
Total current liabilities	2,141,744	2,028,498
Stockholders' Equity
Preferred stock ($0.001 par value,
20,000,000 shares authorized,
7,252,143 and 7,597,645 issued
and outstanding, respectively,
aggregate liquidation preference
of $2,683,293 and $2,811,129,
respectively)	2,885,144	3,010,144
Common stock ($0.001 par value,
150,000,000 shares authorized,
22,059,626 and 21,892,631,
issued and outstanding,
respectively)	22,060	21,893
Additional paid-in capital	11,208,821	10,751,732
Statutory reserve	1,990,238	1,990,238
Accumulated other comprehensive
income	2,501,359	2,688,080
Retained earnings	21,716,683	15,251,330
Total stockholders' equity	40,324,305	33,713,417
	$42,466,049	$35,741,915

The accompanying notes in the Company's filings with the Securities and Exchange Commission are an integral part of these unaudited consolidated financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues
Online education
revenues	$5,470,628	$3,272,441	$10,300,116	$5,920,555
Training center
revenues	2,007,947	604,752	4,555,046	1,588,384
Advertising revenues	639,798	581,501	1,467,290	1,020,172
Total revenue	8,118,373	4,458,694	16,322,452	8,529,111
Cost of Goods Sold
Online education
costs	1,034,312	435,408	2,233,419	822,280
Training center costs	501,789	254,867	1,366,439	654,457
Advertising costs	69,775	47,417	124,914	85,587
Total cost of goods
sold	1,605,876	737,692	3,724,772	1,562,324
Gross Profit
Online education
gross profit	4,436,316	2,837,033	8,066,697	5,098,275
Training center
gross profit	1,506,158	349,885	3,188,607	933,927
Advertising
gross profit	570,023	534,084	1,342,376	934,585
Total gross profit	6,512,497	3,721,002	12,597,680	6,966,787
Operating Expenses
Selling expenses	1,906,494	1,415,683	4,117,182	2,613,018
Administrative	639,361	318,543	894,112	625,905
Depreciation and
amortization	244,898	218,173	490,351	415,831
Total operating
expenses	2,790,753	1,952,399	5,501,645	3,654,754
Other Income
Other Income	--	6,668	--	528,497
Interest income	25,783	31,528	48,539	56,436
Investment loss	(3,678)	(21,842)	(4,089)	(21,842)
Total other income	22,105	16,354	44,450	563,091
Net Income Before
Provision for
Income Tax	3,743,849	1,784,957	7,140,485	3,875,124
Provision For
Income Taxes	507,977	128,964	675,132	305,208
Net Income	$3,235,872	$1,655,993	$6,465,353	$3,569,916
Basic Earnings
Per Share	$0.15	$0.08	$0.29	$0.17
Basic Weighted Average
Shares Outstanding	21,930,272	21,202,359	21,930,272	21,202,359
Diluted Earnings
Per Share	$0.13	$0.07	$0.26	$0.14
Diluted Weighted
Average Shares
Outstanding	25,085,474	24,818,668	24,459,405	24,818,668
The Components of Other
Comprehensive Income
Net Income	$3,235,872	$1,655,993	$6,465,353	$3,569,916
Foreign currency
translation
adjustment	(148,642)	55,303	(186,726)	1,331,841
Comprehensive
Income	$3,087,230	$1,711,296	$6,278,627	$4,901,757

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net Income	$6,465,353	$3,569,916
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation and amortization	663,830	673,059
Stock based compensation	332,256	--
Loss on equity investment	4,089	--
Net change in assets and liabilities
Account receivables	(626,926)	(477,094)
Prepaid expenses and other	1,285,913	484,128
Advances to related parties	162,894	108,536
Accounts payable and accrued liabilities	247,341	33,786
Deferred revenue	(186,509)	52,772
Advances from related parties	52,414	--
Net cash provided by operating activities	8,400,655	4,445,103
Cash flows from investing activities
Purchases of fixed assets	(348,837)	(409,378)
Cash of WEI on date of acquisition	227,964	--
Long-term investment	--	(436,567)
Net Cash used in investing activities	(120,873)	(845,945)
Cash flows from financing activities
Warrants exercised	--	2,667,559
Net Cash Provided by Financing Activity	--	2,667,559
Effect of exchange rate on cash	(188,885)	1,331,841
Net increase in cash	8,090,897	7,598,558
Cash and cash equivalents at beginning
of period	23,418,098	11,778,954
Cash and cash equivalents at end of period	31,508,995	19,377,514
Supplemental disclosure of cash flow
information:
Value of equity granted and issued	332,257	94,737
Non-cash investing and financing activities
Conversion of preferred stock to common	125,000	667,800

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.